Exhibit 10.3

PROPERTY MANAGEMENT AGREEMENT

This Property Management Agreement (this “Agreement”) is made and entered into by and between Mobile Home Rentals LLC, a North Carolina Limited Liability Company (the “Property Manager”), and Springlake MHP LLC, a Georgia Limited Liability Company (the “Company”), dated as of September ___, 2019.

RECITALS:

A. The Company owns or will be purchasing a mobile home park located in Centerville, Georgia known as Springlake I, II and III (the “Mobile Home Park”).

B. The Company desires to hire the Property Manager to manage the Mobile Home Park.

C. The Property Manager is willing to manage the Mobile Home Park effective as of the date of this Agreement.

The Company and the Property Manager have agreed as to the terms and conditions of their agreement and they now desire to reduce their agreement to writing. The following is the detailing of the effective terms of the agreement.

1. Incorporation of recitals. It is agreed that the recitals set forth above are hereby incorporated into the agreement of the parties and shall be deemed part of this Agreement.

2. Length of agreement. This Agreement shall initially be for a one (1) year period of time. It shall automatically be extended for an additional one (1) year period of time unless it is terminated by either party by providing written notice no later than thirty (30) days prior to the expiration of the one (1) year period of time. This Agreement shall each and every year thereafter be automatically extended for an additional year unless written notice of termination is provided at least thirty (30) days prior to the end of the applicable year period of time.

3. Notice. Any notice required to be provided pursuant to this Agreement shall be in writing and shall either be delivered in person or sent by certified mail, return receipt requested, sent to the addresses set forth herein and to the attention of the applicable party. It is agreed that if notice is to be provided by certified mail, it shall be deemed received when actually received or when notice is rejected. As of the date of this Agreement the addresses of the parties are as follows:

Company:

Springlake MHP LLC

206 College Street, #670

Pineville, NC 28134

info@mobilehome.rentals

Property Manager:

Mobile Home Rentals LLC

206 College Street, #670

Pineville, NC 28134

info@mobilehome.rentals

5. Responsibilities of the Property Manager. The Company appoints the Property Manager as its lawful agent and attorney in fact with full authority to do any and all lawful things necessary for the fulfillment of the provisions of this Agreement, including but not limited to the following:

5-1. Collecting all rents due as they become due and giving receipts therefore; rendering to the Company a monthly accounting of rents collected and expenses paid out; and remitting to the Company all income, less any sums paid out.

5-2. Making or causing to be made all decorating, maintenance, alterations and repairs to the Mobile Home Park and hiring and supervising all employees and other individuals and entities to accomplish the duties set forth herein.

5-3. Advertising the Mobile Home Park and displaying signs on the Mobile Home Park; renting and leasing the Mobile Home Park; signing, renewing and canceling rental agreements and leases for the Mobile Home Park or any part thereof; initiating legal actions to recover unpaid rent and for loss of or damage to any part of the Mobile Home Park and/or furnishings thereof; and if appropriate, in the discretion of the Property Manager, to compromise, settle and release said legal proceedings or lawsuits. Initiating lawsuits also includes the right to hire an attorney to bring said legal actions.

6. Indemnification and holding the Property Manager Harmless. It is agreed that the Company does hereby agree to indemnify and hold the Property Manager harmless from any and all claims, charges, debts, demands and lawsuits or threatened lawsuits, including but not limited to attorney’s fees, court costs and costs of expert witnesses, and from any liability for injury (or even death) occurring on or about the Mobile Home Park which may be suffered by an employee, tenant, invitee or anyone else who is on the Mobile Home Park related to any acts or omissions performed in connection with the Property Manager managing the Mobile Home Park, in good faith and in a manner reasonably believed to be in the best interests of the Company and within the scope of the authority conferred on the Property Manager by this Agreement or by law, unless the act or omission resulted from the Property Manager’s willful misconduct, bad faith, gross negligence or reckless disregard of its obligations and duties to the Company.

7. Compensation to be paid to the Property Manager. The Property Manager shall submit an invoice each month for an amount equal to 6% of Effective Gross Revenue per month, plus such additional documented expenses that the Property Manager incurs in such month to the Company. The Company shall remit payment to the Property Manager within ten (10) days of receipt of invoice.

8. Agreement governed by the laws of the State of North Carolina. This Agreement shall be governed by the laws of the State of North Carolina and the applicable court to hear any matter regarding this Agreement shall be in the county where the Mobile Home Park is located.

9. Entire agreement. This is the entire agreement of the parties. Any modification to this Agreement must be in writing for the protection of the parties.

10. Facsimile or e-mail signatures are binding signatures. It is agreed that facsimile or e-mail signatures shall be binding signatures.

11. Counterparts. This Agreement may be signed in counterparts and once signed by all parties there shall be a binding Agreement.

12. No presumptions. It is agreed that both the Company and the Property Manager have had input regarding the terms of this Agreement and thus no presumptions shall be made for or against any party to this Agreement.

IN WITNESS WHEREOF, this Agreement shall be effective as of the date, first above written.

COMPANY:		PROPERTY MANAGER:

Springlake MHP LLC		Mobile Home Rentals LLC

By:		By:
Name:	Michael Z. Anise	Name:	Michael Z. Anise
Title:	President	Title:	President

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